Exhibit 99.1

WILSON HOLDINGS, INC. ANNOUNCES CORPORATE NAME CHANGE
TO GREEN BUILDERS, INC.

Austin, TX – April 8, 2008—Wilson Holdings, Inc. (AMEX: WIH), a large-scale community developer of green, sustainable homes in the Austin, Texas area announced today that it has changed its name to Green Builders, Inc.  In connection with the name change, the company will be traded on the American Stock Exchange under the new trading symbol “GBH” effective April 8, 2008.

“The homes we provide our clients are built green from the ground up, so this name change better reflects the homes and communities we develop,” said Clark Wilson, President and CEO of Green Builders, Inc.  “We feel that our new name will help make people aware of all the capabilities and options we provide such as energy efficiency, water conservation, healthy living, and the use of green materials.”

Green Builders Inc., formerly Wilson Holdings, Inc., is among the country’s first developers and builders of green homes and large scale green communities.  Green Builders homes are built to the strictest Green Building standards set by the National Association of Home Building (NAHB).  The homes incorporate energy efficiency, water and resource conservation, the use of sustainable and/or recycled materials, and indoor air quality control.  Green Builders homes have earned the ENERGY STAR® certification from the U.S. Environmental Protection Agency (EPA).  The company follows the guidelines of the USBGC – US Green Building Council, and Home Builders Association of Greater Austin.

In addition to the new name, the company has changed its state of incorporation from Nevada to Texas, where the company is based.  The company’s new website address is www.greenbuildersinc.com.

Green Builders’ energy efficient homes are priced from the $200,000s to $700,000s and available throughout the Austin area.

About Green Builders, Inc.
Green Builders, Inc. (AMEX: GBH) combines the equal necessities of progress and preservation by building homes that tread lightly on the earth. Our success is measured by continued robust sales in a growing number of sustainable communities, which we believe to be vital to a sustainable planet. With respect for the world’s resources and for the needs of our clients, we create healthy, beautiful, long-lasting homes that people, and the earth, can afford.  To learn more visit, www.greenbuildersinc.com

Safe Harbor Statement
Some statements are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to anticipated events, trends, or results and generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. These statements are subject to risks. Many factors could cause actual results to differ materially from those anticipated in forward-looking statements, including factors described under “Risk Factors” in our Annual Report on Form 10-KSB filed December 31, 2007. The company assumes no obligation to update or supplement such forward-looking statements.

Media contacts:
Emily Thomson
Green Builders, Inc.
ethomson@greenbuildersinc.com
512-583-4327

Michelle Cobarrubias
Atomic PR
michellec@atomicpr.com
310-689-7582